Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Investor Relations

Affymax, Inc.

650-812-8861

AFFYMAX® NAMES STEVEN LOVE
VICE PRESIDENT, FINANCE

PALO ALTO, Calif., August 21, 2007 — Affymax, Inc. (Nasdaq: AFFY) today announced the appointment of Steven Love as vice president, Finance. Mr. Love, who is a Certified Public Accountant and has 15 years of financial management experience, joins Affymax as a member of the senior management team.

“Affymax is continuing to grow and evolve as we advance our clinical program for Hematide™ and add experienced and skilled professionals, such as Steven, to our senior management team,” said Paul Cleveland, chief financial officer and executive vice president, Corporate Development. “Steven’s financial strength and expertise and experience in publicly traded companies will add significantly to our senior management team and will be critical to us as we move toward commercialization.”

Mr. Love was most recently vice president, Finance and Administration for Connetics Corporation, a biotechnology company acquired by Stiefel Laboratories, Inc. in December 2006. In that position, he was responsible for finance and accounting activities, Sarbanes-Oxley compliance, risk management, information technology and facilities. He was a key member of the due diligence and integration teams for the merger with Stiefel Laboratories. Prior to his position at Connetics, he was vice president, Finance at Informatica Corporation. Previously, he held positions of increasing responsibility at Portal Software, Inc., including senior director, Worldwide Sales Operations and Corporate Controller. He began his finance career as a manager, Assurance and Advisory Business Services, at Ernst & Young LLP in Palo Alto, Calif.

Mr. Love earned his B.S. and M.A. degrees in Accounting from the University of Southern California.

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 3 clinical trial stage for the treatment of anemia associated with chronic renal failure and in clinical trials for the treatment of anemia in cancer patients. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement in this press release.

###